Callaway Golf Announces Marketing Trip With D.A. Davidson & Co.

CARLSBAD, Calif., Nov. 29, 2017 /PRNewswire/ -- Callaway Golf Company (NYSE: ELY) announced today that it will be meeting with analysts and investors in New York, New York on Wednesday, November 29 through Friday, December 1, 2017.

The Company's presentation materials can be accessed through the Investor Relations section of the Company's website at http://ir.callawaygolf.com.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, OGIO® and TravisMathew® brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com, www.ogio.com and www.travismathew.com.

Contacts:
Brian Lynch
Patrick Burke
(760) 931-1771